Exhibit 99.1

NEWS RELEASE	Oct. 7, 2008

FSI Announces Third Quarter Revenues Significantly Above Expectations

VICTORIA, BRITISH COLUMBIA, Oct. 7, 2008 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable and environmentally safe water and energy conservation technologies, as well as anti-scalant technology. Today the Company announces, significant year over year increase in revenues for Third Quarter (Q3), 2008.

Sales into oil extraction and detergent industries were significantly stronger than in Q3, 2007. As a result, Flexible Solutions’ top line revenue was up more than 60% year over year when compared to Q3, 2007. Top line revenue increased from $1.3million (Q3, ‘07) to $2.1million (Q3, ‘08). Note that, due to sales seasonality, Q3 revenue tends to be significantly smaller than other quarters. Regardless, Q3, 2008 revenue is the highest revenue reported, in any past Q3, by the Company. In addition, the 9-month 2008 revenue stands at $8.5million, up 49% over the first 9 months of 2007.

As reported in previous news releases, Flexible Solutions Management indicated that any slow down in revenue growth in 2007 would likely be temporary. It is anticipated that revenue and profit growth for full year 2008 may continue to track higher than expectations. Third Quarter financials will be available by mid-November when the Company’s auditors have completed their review.

About Flexible Solutions International
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavr, the world’s first commercially viable water evaporation retardant.  WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and, further results in reduced indoor humidity. The Company’s Ecosavr product targets the residential swimming pool market. The Company’s Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA
      Company Contacts

Jason Bloom
Tel: 250.477.9969
Toll Free: 800.661.3560
Fax: 250.477.9912
Email: info@flexiblesolutions.com

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To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com